Exhibit 10.5

2020 RESTATED EMPLOYMENT AGREEMENT BETWEEN
ORIGIN BANCORP, INC.

AND DRAKE MILLS

2020 Restated Employment Agreement
This 2020 Restated Employment Agreement (hereinafter referred to as “Agreement”) is made and entered into effective as of the 27th day of February 2020 (“Effective Date”) by and between:
Origin Bancorp, Inc., formerly known as Community Trust Financial Corporation and CTB Financial Corporation, a bank holding company chartered under the laws of the State of Louisiana and domiciled in Lincoln Parish, Louisiana (“Origin Bancorp”), and/or its Substantial Subsidiaries, jointly or individually, appearing herein through James D’Agostino, its Director (hereinafter referred to as “Employer”),
And
Drake Mills, an adult resident and domiciliary of Lincoln Parish, Louisiana, whose mailing address is PO Box 2525, Ruston, LA 71273 (hereinafter referred to as “Employee”).

1.	Definitions:
The following terms shall have the meaning set forth below for purposes of this Agreement:

A.
Base Salary — The amount of compensation paid to, or on behalf of, Employee by Employer exclusive of: cash or non-cash bonuses, Employer contributions to deferred compensation arrangements, Employer contributions to employee benefit plans, life insurance premiums, membership dues, reimbursement of travel and business related expenses, and any other non-compensation related payments to Employee by Employer.

B.
Cause — A finding by Employer of any of the following: (1) Employee’s misuse of drugs (including alcohol), which materially affects his ability to perform duties outlined herein; (2) Employee’s conviction, guilty plea or no contest plea to any felony or any other crime involving breach of trust, dishonesty, or moral turpitude; (3) the willful engagement by Employee in disloyal conduct which is materially and demonstrably injurious to Employer; (4) Employee’s engagement in gross negligence, willful misconduct or harassment (including but not limited to sexual harassment or sexual abuse, whether or not such harassment occurs in the course of Employee’s performance of Employee’s job duties); (5) Employee’s violation of state or federal securities or banking laws; (6) Employee’s refusal to cooperate with a legitimate internal, regulatory, or law enforcement investigation; (7) Employee’s material breach of this Agreement, or otherwise failing to perform obligations as set forth in this Agreement, after notice and a reasonable opportunity (not to exceed 30 days) to correct such actions; or (8) Employee has been prohibited from engaging in the business of banking by any applicable government agency or regulatory body.

C.	Change in Control — Any of the following:

i.
An Investor and/or Investor Group beneficially owns through equity dividends, grants, stock options, purchases, inheritances or otherwise, inclusive of options or warrants to acquire stock in the future, fifty percent (50%) or more of the value or voting power of Employer’s then issued and outstanding capital stock of Employer;

ii.
A change in the effective control of Employer which occurs on the date that a majority of members of the Board of Directors of Employer are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Employer prior to the date of the appointment or election. For purposes of this clause, if any person is considered to be in effective control of Employer, the acquisition of additional control of Employer by the same person will not be considered a Change in Control;

iii.
Employer completes a merger or consolidation with another corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining securities outstanding or by being converted into voting securities of the surviving entity) a majority of the combined voting power of the voting securities of Employer, or such surviving entity, as applicable, outstanding immediately after such merger; or

iv.
The consummation of the sale, transfer or other disposition of all or substantially all of Employer’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by Employer, (y) to a corporation or other entity owned directly or indirectly by the stockholders of Employer in substantially the same proportions as their ownership of the common stock of the consolidation or corporate reorganization which does not result in a Change in Control as defined herein).

D.
Change in Control Protection Period — The time period (i) commencing on the earlier to occur of (A) execution of a definitive acquisition agreement contemplating a Change in Control and (B) consummation of a Change in Control, and (ii) ending (A) twenty-four (24) months following the consummation of such Change in Control or (B) if the Change in Control is not consummated, that date on which the definitive acquisition agreement expires or is terminated.

E.
Good Reason — Any of the following, without Employee’s consent: (a) Employee’s responsibilities or base salary or bonus opportunity are materially diminished; (b) a change by Employer in the location at which Employee performs Employee’s principal duties for Employer to a new location that is more than thirty (30) miles from the location at which Employee performed Employee’s principal duties for Employer immediately prior to such change; or (c) a material breach by Employer of this Agreement.

F.	Investor — An individual, partnership, corporation or other legal entity that owns voting stock in Employer and/or any of its Substantial Subsidiaries, exclusive of Employer, as the parent.

G.
Investor Group — A group of Investors, acting under a formal or informal agreement or arrangement and/or under a common objective, common purpose or to the joint mutual benefit, that is distinguishable from all Investors, as a group, excluding Employer’s Origin Bancorp, Inc. Employee Retirement Plan.

H.	Severance Period — The twenty-four (24) months following Employee’s termination without Cause or resignation for Good Reason.

I.
Substantial Subsidiaries — Banking or non-banking subsidiaries of Employer as of the date of this Agreement, or any measurement or assessment date thereafter, that comprise 25% or more of the total assets of Employer, accounted for as a consolidated entity.

2.
Employment and Duties: Employer hereby employs Employee in the capacity as Chairman of Employer and of Origin Bank and to perform such other duties consistent with Employee’s executive status as President and CEO of Employer, all as may be determined and assigned to Employee by Origin Bancorp’s Board of Directors (the “Board of Directors”). This Agreement supersedes any and all “at will” employment provisions of Employer with respect to Employee and any prior employment agreements (including the Restated Employment Agreement by and between Origin Bancorp and Employee, dated as of January 1, 2016), and shall serve as the complete and comprehensive basis of the employment relationship between Employer and Employee.

3.
Performance: Employee shall devote his full time (except for reasonable vacation time and absence due to sickness or similar disability), attention and best efforts to the duties set forth in Section 2 above and shall generally perform his duties with the same level of competency and commitment as Employer has come to expect based on past performance.

4.
Term: The initial term of Employee’s employment is for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless earlier terminated as provided in this Agreement. Thereafter, this Agreement shall automatically renew for successive three-year periods unless either party shall notify the other, in writing, not less than one hundred eighty (180) days prior to the end of the initial term or any renewal term of its or his intention not to renew this Agreement. The initial term of this Agreement plus any and all renewal terms are referred herein collectively as the “Employment Term.”

5.
Compensation: For all services to be rendered by Employee in any capacity hereunder Employer agrees to pay Employee a base salary (“Base Salary”) to be established annually by the Board of Directors at a rate not less than $835,800.00, such Base Salary to be paid to Employee in accordance with Employer’s payroll schedule.

In addition to the Base Salary to be paid to Employee hereunder, Employer agrees to pay Employee an annual bonus (“Bonus”) in such amount and based upon such formulae and criteria as may be determined by the Board of Directors from time to time. Except as otherwise explicitly set forth in Section 10, Employee must be employed on December 31 of the applicable year to receive a Bonus for such year, and each such Bonus shall be paid on or before March 15 of the calendar year following the calendar year in which the Bonus is earned.

6.
Insurance: Employer shall provide Employee with medical and hospitalization insurance, disability income insurance and group life insurance upon such terms and conditions as may be determined by Employer from time to time and through such programs as is provided to other employees of Employer.

Employee agrees that Employer, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance in any amount or amounts considered advisable; and that Employee shall have no right, title or interest therein, and further, agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

7.
Pension and Profit Sharing: Employer shall include Employee in all Employer sponsored 401(k) Plans and other pension and profit-sharing plans in a comparable manner as provided for Employer’s other executive officers. In addition, Employer shall include Employee in a Supplemental Executive Retirement Plan (SERP) upon terms and conditions agreed upon by the Board of Directors.

8.	Miscellaneous Benefits: Employer agrees to provide Employee with the following additional benefits at Employer’s sole expense:

A.
Professional dues and program costs for all professional organization memberships and continuing education programs deemed reasonably necessary by Employee to maintain his professional standing as Chairman of Employer, subject to Employer’s policies, as in effect from time to time;

B.	Paid Time Off benefits as are granted pursuant to Employer’s policy;

C.
All expenses, including meals, lodging, transportation and miscellaneous for business and related travel. Employer agrees to reimburse Employee for said travel expenses subject to Employer’s policies, as in effect from time to time, including with respect to substantiation and receipts; provided that any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv);

D.
Disability benefits, to include payment to Employee of the periodic Base Salary installments as stated above, commencing on the date Employee is unable to perform his duties as Chairman and continuing until disability benefits are provided to Employee by Employer or the disability insurance provider;

E.	Monthly membership dues at Squire Creek Country Club, Choudrant, LA; and

F.	A vehicle to be agreed upon by Employer and Employee, including all routine operating and routine maintenance expenses, subject to Employer’s policies, as in effect from to time.

9.	Termination: Unless otherwise agreed to in writing by Employer and Employee, Employee’s employment under this Agreement shall terminate upon the occurrence of any of the following events:

A.	At any time by mutual agreement in writing between Employer and Employee;

B.	At any time by Employee by giving 30 days written notice addressed to Employer and delivered to any member of the Board of Directors;

C.	Immediately upon the death of Employee;

D.
Immediately upon Employee becoming permanently and totally disabled, which shall result in the permanent inability to satisfactorily perform Employee’s regular duties as performed prior to such disability, which disability shall be defined in Employer’s benefit plan and determined in good faith by the Board of Directors;

E.	At any time by written notice by Employer, with or without Cause, provided, however, that:

i.
Prior to a termination for Cause, Employee shall be given a written notice that (1) indicates the specific provision on which Cause may be based, (2) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated, (3) indicates the expected termination date, and (4) explains Employee’s right to a hearing before the Board of Directors, and

ii.
Termination for Cause shall not occur unless and until (1) the notice described above is provided to Employee, (2) Employee is given an opportunity, together with counsel, to be heard before the Board of Directors, and (3) there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a meeting of said Board of Directors that, in the good faith opinion of the Board, Employee is guilty of the applicable conduct and shall be terminated for Cause; or

F.
By Employee for Good Reason; provided, however, that (a) Employee provides notice to Employer within 60 days after the occurrence of a purported basis for Good Reason, (b) Employer fails to cure such basis for Good Reason within 30 days following the date of Employee’s notice, and (c) Employee resigns for Good Reason within 30 days following the end of such cure period; provided, further, that in no event shall Employee being placed on a paid leave for up to ninety (90) days while Employer conducts a good faith investigation into Employee’s alleged misconduct constitute Good Reason. For the avoidance of doubt, actions or changes that are planned, pending or anticipated to occur upon the consummation of a Change of Control but have not yet transpired will not be a basis for Good Reason, and the time period in clause (a) above shall not begin to run, until after the consummation of the Change of Control and the effectiveness of such actions or changes.

10.	Compensation upon Termination of Employment:

A.
In General: Upon termination of this Agreement in accordance with Section 9 above, Employee shall be entitled to receive such Base Salary and other benefits as may be provided in this Agreement and as are accrued and unpaid as of Employee’s last day of employment. In addition, except in the event of a termination for Cause by Employer, Employee shall also receive a Bonus for the year of termination based on actual performance for such year and prorated based upon the number of days Employee was employed during such calendar year, to be paid at the same time bonuses are paid to other executive employees.

B.
Termination without Cause or for Good Reason: If Employee is terminated without Cause pursuant to Section 9(E) or resigns for Good Reason pursuant to Section 9(F) and the termination date is not within the Change in Control Protection Period, Employee shall also be entitled to the following, subject to Employee’s compliance with the release obligation in Section 10(D) below:

i.
An amount equal to (a) the sum of Employee’s then-current annual Base Salary (but without taking into account any reduction that was the basis for Good Reason) and Employee’s average annual Bonus paid during the three (3) calendar years immediately preceding the date of termination, multiplied by (b) a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve (12); such amount to be paid in substantially equal installments, in accordance with Employer’s regular payroll schedule, during the Severance Period; and

ii.
To receive or have paid on Employee’s behalf for the Severance Period, all premiums for the continuation of Employer’s current medical hospitalization insurance program, provided that (A) Employee shall timely elect continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (B) Employee’s benefits under this Section 10(B)(ii) shall terminate if and when (x) Employee secures alternative health benefits from a new employer, of which he shall promptly notify Employer, or (y) Employee’s COBRA coverage terminates; provided, however, that should Employer be unable to provide for any such benefits under Employer’s health benefit plans because it would cause the plans to provide discriminatory benefits, Employer shall pay Employee monthly an amount in cash equal to the premiums Employer would have paid on Employee’s behalf.

C.
Termination without Cause or for Good Reason Following a Change in Control: If Employee is terminated without Cause or resigns for Good Reason during the Change in Control Protection Period, Employee shall be entitled upon the occurrence of such termination to the payment of the following additional consideration, in addition to all other compensation accrued through the date of such termination, subject to Employee’s compliance with the release obligation in Section 10(D) below:

i.
To receive an amount equal to sum of three (3) times Employee’s annual Base Salary as of the termination date (but without taking into account any reduction that was the basis for Good Reason) plus (b) three (3) times the average of the Bonus paid to Employee during the three (3) calendar years immediately preceding the consummation of the Change in Control (or the three (3) calendar years immediately preceding the termination date if the termination occurs prior to the Change in Control), but with such sum to be diminished by the positive amount, if any, equal to the product of multiplying the such sum by a fraction, the numerator of which is the number of full months elapsed between the Change in Control and termination and the denominator of which is 36. The foregoing amount shall be paid in lump sum within sixty (60) days following the date of termination; provided, however, that solely to the extent necessary to avoid the imposition of taxes under Section 409A (as defined below), if Employee’s termination date occurs before the consummation of the Change in Control (but within the Change in Control Protection Period), such amount will be paid in substantially equal installments, in accordance with Employer’s regular payroll schedule, during the Severance Period; and

ii.
To receive or have paid on Employee’s behalf for a period of up to eighteen (18) months following the termination date, all premiums for the continuation of Employer’s current medical hospitalization insurance program, provided that (A) Employee shall timely elect continuation of coverage under COBRA; (B) Employee’s benefits under this Section 10(C)(ii) shall terminate if and when (x) Employee secures alternative health benefits from a new employer, of which he shall promptly notify Employer, or (y) Employee’s COBRA coverage terminates; provided, however, that should Employer be unable to provide for any such benefits under Employer’s health benefit plans because it would cause the plans to provide discriminatory benefits, Employer shall pay Employee monthly an amount in cash equal to the premiums Employer would have paid on Employee’s behalf.

D.
Release: All payments and benefits under Section 10(B) and Section 10(C) are conditioned upon Employee executing a valid general release agreement, in the form attached to this Agreement, within forty-five (45) days following Employee’s date of termination, releasing Employer and its affiliates from any and all liability (other than amounts to be paid hereunder), and not revoking such release within the seven (7) days following Employee’s execution of such release. Any such amounts due for the period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective. If the period during which Employee has discretion to execute or revoke the Release straddles two calendar years, Employer shall make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.

E.	Section 280G Parachute Payments:

i.
Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 10(E) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (b) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

ii.
Any such reduction shall be made in accordance with Section 409A (as defined below), and in the following order: (a) cash payments that do not constitute nonqualified deferred compensation subject to Section 409A, (b) cash payments that do constitute nonqualified deferred compensation subject to Section 409A, (c) equity-based payments and acceleration of equity, and (d) other non-cash benefits. To the extent any such payment is to be made over time (e.g., in installments, etc.), the payments shall be waived in reverse chronological order.

iii.
Any determination required under this Section 10(E) shall be made in writing in good faith by an independent accounting firm selected by Employer (the “Accountants”). Employer and Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10(E). For purposes of making the calculations and determinations required by this Section 10(E), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Employer and Employee. Employer shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 10(E).

11.	Confidentiality:

A.
Non-Disclosure Obligation: Employee acknowledges that in rendering services to Employer, Employee has had and will have contact with and develop relationships with the customers of Employer. In all of Employee’s activities pursuant to this Agreement, Employee, through nature of Employee’s work, also has had and will have access to and will acquire confidential information related to such customers and the business operations and policies of Employer. Employee acknowledges that all such information with respect to Employer’s customers, business, operations and policies is the property solely of Employer (in this Agreement referred to as “Confidential Information”) and at no time, even following termination of this Agreement, shall Employee disclose or otherwise, disseminate or use such Confidential Information, including the terms and conditions of this Agreement, without having first obtained the prior written consent of Employer.

B.
Compulsory Disclosures: Except as expressly prohibited by court order, if Employee is requested or required by law, rule, regulation or judicial order to disclose any Confidential Information, Employee will provide Employer with prompt written notice of any such request or requirement so that Employer may seek an appropriate protective order or waiver of Employee’s compliance with the provisions of this Section 11. Employee will not oppose any reasonable action by, and will cooperate with, Employer, at Employer’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. If, failing the entry of a protective order or the receipt of a waiver hereunder, Employee is compelled by law, rule, regulation or judicial order to disclose a portion of the Confidential Information, Employee may disclose without liability hereunder only that portion of the Confidential Information and only to the extent which Employee is legally required to disclose.

C.
Protected Disclosures: Notwithstanding any provisions in this Agreement to the contrary, nothing in this Agreement prohibits Employee from reporting possible violations of law or to restrict or impede Employee from exercising other protected rights to the extent that such rights cannot be waived by agreement. Employee acknowledges that he may have immunity, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), for certain disclosures to his attorney or government officials.

12.	Non-Solicitation:

A.
Non-Solicitation of Customers With Whom Employee Has Had Direct Contact: Employee irrevocably warrants, covenants and agrees that during the Non-Solicitation Period, Employee will not, for any reason, directly or by assisting or encouraging others, intentionally take any action, of any kind, which will disturb or may or might disturb the existing business and/or relationship of Employer with any Covered Customer with whom Employee had direct contact during his Employment Term; for the avoidance of doubt, the actions prohibited by this provision include (but are not limited to) the solicitation of banking business from the Covered Customers.

B.
Non-Solicitation of Customers With Whom Employee Has Had Indirect Contact: Employee irrevocably warrants, covenants and agrees that during the Non-Solicitation Period, Employee will not, for any reason, directly or by assisting or encouraging others, intentionally take any action, of any kind, which will disturb or may or might disturb the existing business and/or relationship of Employer with any Covered Customer with whom Employee had indirect contact through Employee’s direct subordinates or superiors during his Employment Term; for the avoidance of doubt, the actions prohibited by this provision include (but are not limited to) the solicitation of banking business from the Covered Customers.

C.
Non-Solicitation of Customers For Competitive Purposes: Employee irrevocably warrants, covenants and agrees that during the Non-Solicitation Period, Employee will not, for any reason, directly or by assisting or encouraging others, intentionally solicit the business of any Covered Customers for the purpose of competing with Employer.

D.
Non-Solicitation of Employees: Employee irrevocably warrants, covenants and agrees that during the Non-Solicitation Period, Employee will not, for any reason, directly or by assisting or encouraging others, intentionally solicit, recruit, or induce any employee of Employer to terminate his or her employment with Employer. For purposes of the preceding sentence, “employee” includes any current employee of Employer and any employee who terminated employment with Employer for any reason within the six (6) months preceding any action or communication prohibited by this provision.

E.
No Hiring of Employees: Employee irrevocably warrants, covenants and agrees that during the Non-Solicitation Period, Employee will not, for any reason, directly or by assisting or encouraging others, intentionally hire any employee of Employer. For purposes of the preceding sentence, “employee” includes any current employee of Employer and any employee who terminated employment with Employer for any reason within the six (6) months preceding any action or communication prohibited by this provision.

F.
Attempted Solicitation: Employee irrevocably warrants, covenants and agrees that during the Non-Solicitation Period, Employee will not, for any reason, directly or by assisting or encouraging others, offer, attempt, or prepare to take any of the actions restricted by Sections 12(A)–(E).

G.	Definitions and Acknowledgments:

i.	“Non-Solicitation Period” means the time period that includes the term of this Agreement and the period of two (2) years following the termination or expiration thereof.

ii.
“Covered Customer” means any individual or entity who is, or was, at any time during the Employment Term, a customer of Employer within the parishes, counties, and municipalities listed in Exhibit A. Employee acknowledges and agrees that Exhibit A may be amended from time to time by Employer to include any additional parishes and counties in which Employer has a branch banking facility, which amendment(s) will be presented to Employee in writing and will be become effective and binding on Employee unless Employee provides a notice of termination by the fifth business day following the date on which notice of the amendment is duly given under this Agreement. For purposes of this Section 12, “customer” includes, but is not limited to, any business, person or entity for whom Employer has extended credit, accepted deposits or provided other financial services, including mortgage banking or brokerage services, or with whom

Employer has had contracts, agreements, arrangements or any type of business, or working relationship. Employee acknowledges and represents that he understands the nature of the customer relationships of Employer and who and what comprises its customers.

iii.
Employee acknowledges and agrees that the “business” of Employer involves and relates to extending credit, accepting deposits, and engaging in those other activities permissible for financial holding companies and FDIC-insured financial institutions, including mortgage banking or brokerage services, either directly or indirectly, through financial or operating subsidiaries and affiliates. Employee is familiar with and fully understands the business in which Employer is engaged and the scope, activities and business pursuits involved in the business of Employer. Employee understands and acknowledges that the non-solicitation covenants contained in this Agreement prohibit Employee from engaging in or conducting, in any capacity or in any position, any business activities similar to that of Employer.

iv.
As used in this Agreement, the term “solicit” includes, but is in no way limited to, (A) any and all direct and indirect solicitation of business (whether directly by Employee or through others) and (B) engagement in communications (through any format or medium) for the purpose of generating or attempting to generate business, services, work or other business activities with the customer. Employee may not avoid the purpose and intent of this Section 12 by communicating with individuals or entities within the geographically-limited area (or engaging in conduct involving activities in the geographically-limited area) from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

v.
Employee acknowledges and agrees (i) that one of the principal causes and considerations of Employer employing Employee in an executive position is the restrictive covenants to which Employee is obligated under this Agreement; (ii) that Employee will be granted access to and will be provided Confidential Information to which only certain senior executives of Employer have access that will enable Employee the opportunity to reap material pecuniary rewards over the term of this Agreement; (iii) that Employee will be obtaining unique knowledge, experience and skills through employment with Employer; (iv) that Employer is expending substantial resources to provide Employee with a guaranteed term of employment and to make Employee an integral part of its current and future business plans; (v) that Employee will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of Employer’s employees; (vi) that Employee would not have obtained such experience and opportunities from other sources without the employment relationship with Employer; and (vii) that Employer’s willingness to provide the foregoing is based upon its reliance on these restrictive covenants and Employee’s other obligations contained in this Agreement.

vi.
Employee acknowledges and agrees that the length and scope of the restrictions contained in this Section 12 are reasonable and necessary to protect the legitimate business interests, including goodwill, of Employer and that Employee received valuable and adequate consideration for agreeing to be bound by such restrictions. Employee agrees that in the event of the breach of any of the terms and provisions of this Section 12, Employer shall be entitled to secure an order in any suit brought for that purpose to enjoin Employee from violating any of the provisions of this Agreement and that pending the hearing and decision on the application for such order, Employer shall be entitled to a temporary restraining order or other equitable relief, without prejudice to any other remedy available at Employer, all at the expense of Employee, including reasonable attorney’s fees incurred by Employer. Employee understands that the covenants of this Section 12 are of fundamental importance to this Agreement, without which no agreement would be entered into by Employer. The provisions of this Section 12 shall in no event be construed to be an exclusive remedy and such remedy shall be held and construed to be cumulative and not exclusive of any rights of remedies, whether in law or equity, otherwise available under the terms of this Agreement or under the laws of the United States of America or the State of Louisiana.

vii.
The covenants and agreements made by Employee in this Section 12 shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action by Employee against Employer whether predicted on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer, by injunctive relief or otherwise of the provisions of this Section 12. No failure or failures on the part of Employer to enforce any violation by Employee of this Section 12 shall constitute a waiver of Employer’s rights thereafter to enforce all of the terms, covenants, provisions, and agreements herein contained.

13.
Non-Disparagement: Employee agrees and covenants that Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Employer or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, and other associated third parties, now or in the future. This Section 13 shall not prohibit Employee from responding truthfully to any governmental investigation or inquiry by a governmental entity or any other law, subpoena, court order or other compulsory legal process.

14.	Option to Purchase Stock:

A.
Options: Employee was previously granted two options to purchase shares of common stock of Origin Bancorp. The number of outstanding shares underlying each option (as of the date indicated), the related exercise price per share, and the expiration date applicable to each option are set forth in the table below. (The number of outstanding shares and the related exercise price per share reflect certain subsequent adjustments that have been applied in accordance with the principles described in Section 14.C.)

	Outstanding Shares as of February 25, 2020	Exercise Price	Expiration Date
First Option	120,000	$8.25	Dec. 31, 2024
Second Option	50,000	$17.50	Dec. 31, 2030

B.
Exercise: All options reflected in the table above are fully vested as of the date of this Agreement and may be exercised by Employee at any time before the applicable expiration date of such option by written notice delivered to Employer together with a cashier’s check for the respective purchase prices of stock in respect of the options being exercised; alternatively, solely with respect to the shares granted under the Second Option, the notice may direct that Employer withhold from the common stock to be issued to Employee upon such exercise, shares of common stock of Origin Bancorp issuable upon exercise of the option with an aggregate fair market value equal in value to the full exercise price as to which the option is being exercised (a “cashless exercise”).

C.
Adjustment: At any time, the remaining number of unexercised shares and related exercise price per share of the Origin Bancorp’s common stock subject to the options as described herein, are to be adjusted ratably to reflect changes to the Origin Bancorp’s total issued and outstanding common stock caused by Origin Bancorp’s actions subsequent to the date of this Agreement so that the resulting number of unexercised shares, calculated as a percentage of total common shares issued and outstanding, and the related value of the exercise price per share, are equivalent immediately following the change as they were immediately prior to the change. Such events include, yet are not limited to, stock dividends, stock splits, and issuances of additional classes of common stock other than for cash, pursuant to a merger or pursuant to exercise of other options.

15.
Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be deemed given if delivered personally or sent by commercial delivery service, or mailed by registered or certified mail (return receipt requested), as follows:

Notice to Employer:	Origin Bancorp, Inc.
Attn: Board of Directors
1511 N. Trenton St.
Ruston, LA 71270

Notice to Employee:	Drake Mills
PO Box 2525
Ruston, LA 71273

16.
Regulatory Considerations: The parties recognize that the enforceability of compensation agreements with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Employee may be prevented from obtaining or enforcing any or all of Employee’s rights hereunder. If the payment required to be made hereunder cannot be made because of such regulatory restrictions or other prohibitions of law, lawful regulations or binding order of a court, tribunal, or regulatory agency, then, (i) if and to the extent the prohibitions are applicable to Origin Bank, and not Employer, Employer will make the required payments; (ii) if and to the extent the prohibitions are applicable to Employer and not Origin Bank, Origin Bank will make the required payments, provided that any such payments are consistent with sections 23A and 23B of the Federal Reserve Act; and (iii) if the prohibitions apply to both Origin Bank and Employer, the maximum amount possible of required payments not prohibited will be made by Origin Bank and/or Employer. Notwithstanding anything to the contrary in this Agreement, nothing herein will require Origin Bank or Employer to perform any obligation hereunder, including any payment obligation to Employee, to the extent that such performance or payment is prohibited or limited by applicable law or regulation, including but not limited to the restrictions on golden parachute payments in section 18(k) of the Federal Deposit Insurance Act and 12 C.F.R. part 359, as amended from time to time. The application of the foregoing sentence this Section 16 will not constitute “Good Reason” under this Agreement or constitute a breach of this Agreement. The parties acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

17.	General:

A.
Entire Agreement: This Agreement as written and its terms, conditions and provisions shall represent and constitute the entirety of the employment agreement existing between the parties hereto and shall supersede any and all other agreements, writings, conversations or representations, if any, made by either party or their representatives, agents or employees at any time either prior to or subsequent to the execution of this Agreement.

B.
Waivers: By an instrument in writing signed by both Employee and Employer, Employee or Employer may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

C.
Amendment: No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement, and signed by both Employer and Employee.

D.
Severability: It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement, including under Section 12, or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

E.
Construction: This Agreement shall be deemed drafted equally by both Employer and Employee. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

F.
Designated Beneficiary: In the event of Employee’s death or determination of disability as provided for in Section 9(D) whereupon Employee could not legally act on his/her own behalf, Employee’s designated beneficiary(s) shall be entitled to receive any and all amounts or other benefits specified in this Agreement, including any extensions thereto as documented in an addendum, as would Employee had he been alive or of full capacity and make elections under the terms of this Agreement in the same capacity as Employee for a period of no more than ninety (90) calendar days following Employee’s date of death or disability determination. Employee shall designate his beneficiary in writing to Employer upon execution of this Agreement and may amend his designation at any time and from time to time through written notice to Employer. Individuals designated as beneficiaries by Employee must be of majority age at the date of designation.

G.	Assignment: The performance of Employee’s obligations under this Agreement are personal and non-inheritable obligations of Employee and shall not be assignable to others.

H.
Remedies: No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

18.	Withholding and Section 409A:

A.
Withholding: All compensation and benefits provided pursuant to this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law, as determined by Employer, or as authorized by Employee.

B.
Section 409A: The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for preventing taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Employee to Employer or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean such a separation from service. Each installment payment under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six (6) months after Employee’s separation from service will instead be paid in the seventh (7th) month following his separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

19.	Governing Law: This Agreement having been executed and delivered in the State of Louisiana will have its validity, interpretation, performance and enforcement governed by the laws of said state.

20.
Employee Acknowledgment: In signing below, Employee acknowledges that prior to accepting the terms and conditions set out in the Agreement (including its attachments): (i) Employee has sought independent legal and financial advice on the terms of this Agreement or waives his right to do so; (ii) Employee has read the Agreement and understands the documents and its implications; and (iii) Employee agrees to be bound by the terms and conditions of the Agreement and perform the responsibilities and duties of the position in accordance with Employer’s policies and procedures as implemented by Employer from time to time.

Thus done and signed at Ruston, Louisiana, on this 27th day of February, 2020.

	Employer:	Employee

	/s/ James G. D'Agostino	/s/ Drake Mills
	Origin Bancorp, Inc.	Drake Mills

By:	James D’Agostino,
Director on behalf of
the Board of Directors of Origin Bancorp

Exhibit A
The following are the parishes, counties, and municipalities in which Employer is actively engaged in its business, as defined in Section 12 of the 2020 Restated Employment Agreement.

•	Bienville Parish, Louisiana

•	Claiborne Parish, Louisiana

•	Jackson Parish, Louisiana

•	Lincoln Parish, Louisiana

•	Morehouse Parish, Louisiana

•	Ouachita Parish, Louisiana

•	Union Parish, Louisiana

•	Hinds Country, Mississippi

•	Lafayette County, Mississippi

•	Madison County, Mississippi

•	Collin County, Texas

•	Dallas County, Texas

•	Harris County, Texas

•	Montgomery County, Texas

•	Tarrant County, Texas